                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                                       HON INDUSTRIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

HON INDUSTRIES Inc.
414 EAST THIRD STREET -- P.O. BOX 1109
MUSCATINE, IA 52761-7109
319/264-7400

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2000 Annual Meeting of Shareholders of HON INDUSTRIES Inc. (the "Company") will be held at the Holiday Inn, Highways 61 and 38 North, Muscatine, Iowa, on Monday, May 1, 2000, beginning at 10:30 a.m., in order:

    1.  To elect three Directors, each for a term of three years.

    2. To adopt the First Amendment to the HON INDUSTRIES Inc. Executive Bonus Plan to permit certain awards granted under the Plan to be exempt from the $1 million deduction limit set forth in Section 162(m) of the Internal Revenue Code.

    3. To transact any other business that may properly be brought before the meeting or any adjournment thereof.

The holders of record as of the close of business on March 1, 2000, of the Company's Common Stock, par value $1.00 per share, are entitled to vote at the meeting.

You are encouraged to attend the meeting. We want to keep you informed of the Company's activities and progress.

BY ORDER OF THE BOARD OF DIRECTORS,

[SIGNATURE]

James I. Johnson
Vice President, General Counsel and Secretary
March 20, 2000

PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                              HON INDUSTRIES Inc.
                             414 EAST THIRD STREET
                             MUSCATINE, IOWA 52761

                                                                  March 20, 2000

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 2000

This Proxy Statement is furnished by and on behalf of the Board of Directors of HON INDUSTRIES Inc. (the "Company" or "HON INDUSTRIES") in connection with the solicitation of proxies for use at the annual meeting of shareholders of the Company to be held on May 1, 2000, at the Holiday Inn in Muscatine, Iowa, and at any adjournment or postponement thereof (the "Annual Meeting").

There were 60,164,262 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), outstanding (the "Outstanding Shares") as of the close of business on March 1, 2000 ("Record Date"). Shareholders shall be entitled to cast one vote per share for election of Directors and one vote per share on all other matters.

This Proxy Statement and the enclosed proxy card will be first mailed on or about March 20, 2000, to the holders of shares on the Record Date (the "Shareholders" or, individually, "Shareholder").

A Shareholder who gives a proxy may revoke it at any time prior to its exercise by filing with the Secretary a written revocation or a duly executed proxy bearing a later date. The proxy will be suspended if the Shareholder attends the meeting and elects to vote in person. Proxies that are signed but unmarked will be voted as recommended by the Board of Directors.

The Company will treat abstentions and broker non-votes as present at the Annual Meeting solely for purposes of determining whether or not a quorum exists. Such non-votes will not be considered to be voting on the matters to which they pertain and, thus, will not be counted in determining whether the election of Directors or the adoption of the First Amendment to the HON INDUSTRIES Inc. Executive Bonus Plan have been approved by the requisite vote of Shareholders.

Except as described below, the affirmative vote of the holders of two-thirds of the total Outstanding Shares entitled to vote is required to adopt any motion or resolution or to take any action at any meeting of shareholders. The affirmative vote of the holders of a majority of the total Outstanding Shares entitled to vote is required and will be sufficient to take any of the following actions submitted to a vote of shareholders: (1) any amendment to the Company's Articles of Incorporation which has been approved or recommended by the Board of Directors, other than certain such amendments that would amend, limit or conflict with certain provisions governing shareholder voting requirements and the Company's Board of Directors (including removal and election); (2) the election of a class of Directors at any annual meeting of shareholders if
(a) at the annual meeting of shareholders in the third preceding year, an election of such class was held but no Director of such class was elected because no candidate received the requisite two-thirds vote, and (b) the term of such class of Directors was extended for an additional term of three years; and
(3) any other motion, resolution or action which has been approved or recommended by the Board of Directors of the Company (other than any such motion, resolution or action regarding (a) the election or removal of Directors,
(b) amendment of certain portions of the Articles of Incorporation, (c) any Corporate Combination (as defined in the Company's Articles of Incorporation),
(d) any partial or complete liquidation of the Company, (e) any liquidating dividend or distribution or (f) any dissolution of the Company).

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, three Directors are to be elected to hold office each for a term of three years and until their successors are elected and shall qualify. The Board of Directors recommends the election of the three nominees listed below. The named proxies intend to vote for the election of the three nominees. If, at the time of the meeting, any of such nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute or substitutes, unless otherwise directed. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Set forth below is certain information furnished to the Company by each nominee and each Director continuing in office after the Annual Meeting.

                             NOMINEES FOR ELECTION

                                                                                                         COMMON STOCK
                                                                                                     AS OF MARCH 1, 2000
                                                                                                  --------------------------
                                                                                                  AMOUNT AND
                                                                                     NOMINATED     NATURE OF        PERCENT
                    PRINCIPAL OCCUPATION AND BUSINESS                     DIRECTOR    FOR TERM    BENEFICIAL           OF
NOMINEES            EXPERIENCE DURING THE PAST FIVE YEARS        AGE       SINCE      EXPIRING     OWNERSHIP         CLASS
Gary M.             President and Chief Executive Officer,      56          --        2003               -0-          *
Christensen (1)     since 1996, Pella Corporation (marketer
                    and manufacturer of windows and doors).

Robert W. Cox (2)   Chairman Emeritus, Baker & McKenzie (an     62         1994       2003             4,525          *
                    international law firm). Director of
                    various corporations.

Lorne R.            Executive Vice President, 1985-1993, The    66         1994       2003            14,823          *
Waxlax (3)          Gillette Company (marketer and
                    manufacturer of personal care and use
                    products). Director of various
                    corporations.

                              INCUMBENT DIRECTORS


                                                                                                         COMMON STOCK
                                                                                                     AS OF MARCH 1, 2000
                                                                                                  --------------------------
                                                                                                  AMOUNT AND
                                                                                                   NATURE OF        PERCENT
CONTINUING          PRINCIPAL OCCUPATION AND BUSINESS                     DIRECTOR      TERM      BENEFICIAL           OF
DIRECTORS           EXPERIENCE DURING THE PAST FIVE YEARS        AGE       SINCE      EXPIRES      OWNERSHIP         CLASS
Jack D.             Chairman of the Board since 1996, Chief     62         1990       2001           208,082(5)       *
Michaels (4)        Executive Officer since 1991, President
                    since 1990, HON INDUSTRIES Inc.

W August            President and Chief Executive Officer,      59         1998       2001             2,725          *
Hillenbrand (6)     since 1989, and Director since 1972,
                    Hillenbrand Industries, Inc. (marketer
                    and manufacturer of health care, funeral
                    service and high security products,
                    services and support programs).

Moe S. Nozari       Executive Vice President, Consumer and      57         1998       2001             2,649          *
                    Office Markets since 1999; Group Vice
                    President, Consumer and Office Markets
                    Group, 1996-1999; Division Vice
                    President, Consumer Markets, 1993-1996,
                    3M (marketer and manufacturer of
                    consumer, industrial and life science
                    products).

Cheryl A. Francis   Executive Vice President and Chief          46         1999       2002               993          *
                    Financial Officer since 1995,
                    R.R. Donnelley & Sons Company (provider
                    of printing and related services to the
                    merchandising, magazine, book, directory
                    and financial markets); Vice President
                    and Treasurer, 1993-1995,
                    FMC Corporation (producer of machinery
                    and chemicals).

Robert L.           President since 1953, Robert L. Katz and    74         1995       2002            12,015          *
Katz (7)            Associates (consultants on corporate
                    strategy); President since 1975, CalTex
                    Investment Management Co. (venture
                    capital firm).

Richard H.          Vice Chairman since 1979,                   67         1964       2002         3,239,989(9)(10)  5.4%
Stanley (8)         HON INDUSTRIES Inc.; Chairman since
                    1998, and President, 1986-1998,
                    SC Companies, Inc. (private holding
                    company with subsidiaries offering
                    engineering, environmental, and
                    design-build services); Chairman since
                    1984, Stanley Consultants, Inc.
                    (international consultants engineering,
                    architecture, planning and management).

                                                                                                         COMMON STOCK
                                                                                                     AS OF MARCH 1, 2000
                                                                                                  --------------------------
                                                                                                  AMOUNT AND
                                                                                                   NATURE OF        PERCENT
CONTINUING          PRINCIPAL OCCUPATION AND BUSINESS                     DIRECTOR      TERM      BENEFICIAL           OF
DIRECTORS           EXPERIENCE DURING THE PAST FIVE YEARS        AGE       SINCE      EXPIRES      OWNERSHIP         CLASS
Brian E.            President, Xerox Technology Enterprises     52         1998       2002             6,151          *
Stern (11)          since 1999; Senior Vice President of
                    Xerox Corporation 1996-1999; President,
                    Office Document Products Group,
                    1996-1999, and Corporate Vice President
                    of Xerox Corporation and President,
                    Personal Document Products Division,
                    1994-1996, Xerox Corporation (developer,
                    marketer, manufacturer, financier and
                    servicer of document processing products
                    and services).

Stanley M.          Chairman Emeritus since 1996; Chairman,     76         1958       2000         2,807,411(9)(13)  4.7%
Howe (12)           1984-1996, HON INDUSTRIES Inc.

------------------------

* Less than 1 percent.

NOTES

 (1) Mr. Christensen is also a director of Butler Manufacturing Company and Brenton Banks Inc., each of which has a class of securities registered with the Securities and Exchange Commission.

 (2) Mr. Cox is also a director of Carey International, Inc. and Homebase, Inc., each of which has a class of securities registered with the Securities and Exchange Commission.

 (3) Mr. Waxlax is also a director of Clean Harbors, Inc., Pennzoil-Quaker State Company, BJ's Wholesale Club Inc. and Homebase, Inc., each of which has a class of securities registered with the Securities and Exchange Commission.

 (4) Mr. Michaels is also a director of Huffy Corporation and Snap-On Incorporated, each of which has a class of securities registered with the Securities and Exchange Commission.

 (5) Includes 136,000 shares owned by Jachris L.L.C. Mr. Michaels is co-manager of Jachris L.L.C., and, as such, shares voting and dispositive powers as to the shares held by such entity. Mr. Michaels disclaims "beneficial ownership" of such shares held by the company.

 (6) Mr. Hillenbrand is also a director of DPL Inc., which is the parent company of The Dayton Power and Light Company, and has a class of securities registered with the Securities and Exchange Commission.

 (7) Dr. Katz is also a director of Newell Rubbermaid Co., which has a class of securities registered with the Securities and Exchange Commission. See "Certain Relationships and Related Transactions."

 (8) Mr. Stanley also serves as a Director of Dover Resources, Inc., a subsidiary of Dover Corporation, a diversified manufacturer of industrial products.

 (9) Figures include shares held by or for the benefit of certain family members of Mr. Howe, 664,014, and Mr. Stanley, 185,472. Each Director disclaims "beneficial ownership" of such respective shares.

 (10) Includes 16,144 shares beneficially and indirectly owned by Mr. Stanley as co-trustee of the C. Maxwell Stanley and Elizabeth M. Stanley Real Estate Trust. Also includes 1,513,104 shares owned by The Stanley Foundation and 1,292,500 shares owned by the Holthues Trust. Mr. Stanley is Chairman, President and a director of The Stanley

      Foundation and President and a director of the Holthues Trust and, as such, shares voting and dispositive powers as to shares held by such entities, of which he disclaims "beneficial ownership."

 (11) Mr. Stern is also a director of New England Business Service, Inc. and Esselte Corporation, each of which has a class of securities registered with the Securities and Exchange Commission.

 (12) Mr. Howe is not standing for re-election as a Director of the Company.

 (13) Includes 377,032 shares owned by The Howe Foundation. Mr. Howe is President of The Howe Foundation and, as such, shares voting and dispositive powers as to shares held by such entity. Mr. Howe disclaims "beneficial ownership" of such shares held by the Foundation.

BENEFICIAL OWNERS OF COMMON STOCK

The following table sets forth information known as of March 1, 2000, with respect to any person who is known to the Company to be the beneficial owner of more than 5 percent of the Company's Common Stock. The table also includes any non-Director executive officers included in the Summary Compensation Table. For information regarding Director stock ownership, see "Election of Directors."


NAME AND ADDRESS OF                                     AMOUNT AND NATURE OF   PERCENT
BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP   OF CLASS
State Farm Insurance Companies                               7,366,400          12.2%
One State Farm Plaza
Bloomington, Illinois 61701

Terrence L. and Loretta B. Mealy                             3,434,008           5.7%
301 East Second Street
Muscatine, Iowa 52761

David C. Stuebe                                                 10,119            *

James I. Johnson                                                 1,825            *

Thomas K. Miller                                                14,748            *

David W. Strohl                                                  5,123            *

All Directors and Officers as a Group(1)                     6,356,970          10.6%


------------------------

* Less than 1 percent.

NOTES

(1) Includes shares held by or for the benefit of certain family members of Mr. Howe (664,014), Mr. Michaels (136,000) and Mr. Stanley (185,472), as to which they disclaim "beneficial ownership." See Note (5) and Note (9) of "Election of Directors."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock, and to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other Forms 5 were required, during the fiscal year ended January 1, 2000, all Section 16(a) filing requirements applicable to its officers, Directors, and greater than 10 percent beneficial owners were complied with, except Mr. Stern inadvertently failed to timely file one report on Form 4 for July 1999 covering one transaction in Company securities.

BOARD MEETINGS, COMMITTEES AND FEES

The Board of Directors held four regular meetings, and two special meetings during the last fiscal year. The Board has three standing committees which deal with audit matters, compensation, and corporate governance, including nominations to the Board. Each Director has attended at least 75 percent of all committee and Board meetings during the last fiscal year.

The Audit Committee consists of Cheryl A. Francis, W August Hillenbrand and Robert L. Katz. It met four times during the last fiscal year. The Committee recommends selection of independent auditors and verifies auditors' performance, fees, and audit plans. The Committee also reviews the annual financial statements, the auditors' management letter with both outside auditors and management, the annual pension and profit-sharing audits, nonaudit services provided by outside auditors, the Company's insurance coverage and any other financial matters as directed by the Board.

The Human Resources and Compensation Committee is comprised of Lorne R. Waxlax, Robert W. Cox and Richard H. Stanley. It met five times during the last fiscal year. The Committee reviews executive compensation, benefit programs for all employees, management's recommendations on election of officers and human resources development.

The Public Policy and Corporate Governance Committee is comprised of Moe S. Nozari, Stanley M. Howe and Brian E. Stern. It met four times during the last fiscal year. The Committee monitors social accountability, recommends changes in Board size, oversees committee jurisdiction and assignments and proposes nominees for election to the Board of Directors. The Committee will consider candidates for Board membership recommended in writing by shareholders by the deadline for shareholder proposals. See "Deadline For Shareholder Proposals For 2001 Annual Meeting."

Each Non-employee Director receives an annual retainer of $20,000. Non-employee Directors can acquire Common Stock in several ways. Under the amended and restated 1997 Equity Plan for Non-Employee Directors of HON INDUSTRIES Inc. (the "Director Plan"), Directors are entitled to receive up to 100 percent of their retainers and other fees in the form of shares of Common Stock. Under the Company's Directors Deferred Compensation Plan, each Director is provided with the opportunity to defer cash compensation earned as a Director, including retainer and committee fees, in accordance with the provisions of such plan. Deferred compensation may be deferred in cash or in the form of shares of Common Stock (determined by dividing the amount of the compensation deferred by the fair market value per share of Common Stock on the date such compensation would have otherwise been paid). In addition, each Non-employee Director is eligible to receive awards of options to purchase Common Stock of the Company, restricted stock or common stock grants, or any combination thereof, or such amounts as the Board of Directors may authorize under the Director Plan. In 1999, each Non-employee Director was granted 600 shares of Common Stock of the Company under the Director Plan. All shares of Common Stock issued in lieu of cash retainer amounts or other Directors' fees (as described below) have heretofore been issued pursuant to the Company's amended and restated 1995 Stock-Based Compensation Plan (the "Restated Stock-Based Compensation Plan") or the Director Plan. Each Director also receives $1,000 for each regular or special Board meeting, $1,000 for each special committee meeting, and $500 for each regular meeting of a committee of which the Director is a member. Directors also receive an additional $1,000 for each meeting attended if they are required to travel six hours or more on a round-trip basis. Each Director receives a $500 fee for each Board or committee meeting held by telephone conference or meetings attended at the request of the Chairman of the Board. Directors are also paid travel and related expenses for meetings attended. Directors who are employees of the Corporation do not receive additional compensation for service on the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 15, 1995, Robert L. Katz and Associates, of which Dr. Katz is President, entered into a one-year agreement with the Company to provide certain consulting services for $5,000 per month. The agreement also provides for reimbursement of travel expenses and other reasonable out-of-pocket costs incurred on the Company's behalf and is automatically renewed each year unless notice of cancellation is given no later than 90 days prior to the end of the one-year term. The agreement has been renewed for 2000. In 1999, the Company paid Robert L. Katz and Associates a total consulting fee of $60,000, plus $13,854.09 of expense reimbursement, for services rendered.

REQUIRED VOTE

Approval of the election of the above nominees as Directors requires the affirmative vote of the holders of two-thirds of the total Outstanding Shares entitled to vote at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                             EXECUTIVE COMPENSATION

The following table sets forth the compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (determined by reference to 1999) for the years indicated:

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL                             LONG-TERM
                                                  COMPENSATION                        COMPENSATION
                                                  ------------                        ------------
                                                                                                      VESTED
                                                                                   AWARDS            BENEFITS
                                                                           -----------------------   --------
                                                                 OTHER                  SECURITIES
                                                                ANNUAL     RESTRICTED   UNDERLYING               ALL OTHER
         NAME AND                                               COMPEN-      STOCK       OPTIONS/      LTIP       COMPEN-
         PRINCIPAL            FISCAL    SALARY(1)   BONUS(2)   SATION(3)   AWARDS(4)     SARS(5)     VESTED(6)   SATION(7)
         POSITION              YEAR        ($)        ($)         ($)         ($)          (#)          ($)         ($)
Jack D. Michaels               1999      527,500    483,834     16,241                    75,000      259,479     158,268
Chairman, President and        1998      493,000    490,442      9,848      809,965                               203,138
Chief Executive Officer        1997      471,667    490,196     16,836                    45,000      465,283     234,368

David C. Stuebe                1999      255,000    125,083     14,511                    30,000      129,739      58,878
Vice President and             1998      240,333    173,974      9,848                                             72,551
Chief Financial Officer        1997      227,333    174,030     10,632                    15,000                   82,639

James I. Johnson               1999      169,767     70,419     11,804                    15,000                   26,070
Vice President, General        1998      161,200     73,672     26,548                                                576
Counsel and Secretary(8)       1997       51,669                                           8,000

Thomas K. Miller               1999      161,083     62,029     32,792                    11,250       64,869      28,474
Vice President,                1998      156,083     71,296     24,796       17,160                                35,234
International                  1997      152,333     71,572     15,248                     7,000                   39,628

David W. Strohl                1999      155,667     68,450     11,409                    15,000                   26,771
Vice President,                1998      149,333     67,709      9,821                                             31,439
Technical Development          1997      144,000     69,679     10,493                     7,000                   33,751

------------------------

NOTES

(1) These figures and others on this Table include amounts deferred, if any, in respect of fiscal 1999, 1998, and 1997 compensation but do not include any interest that may have accrued on any deferred compensation under the Company's Salary Deferral Plan (the "Deferral Plan"). The Deferral Plan permits a participant to elect to defer any combination of salary, bonus, or LTIP income. The Deferral Plan provides for interest to be paid on any deferred amounts at an annual rate, compounded monthly, equal to one percent above the prime rate of The Northern Trust Company, Chicago, Illinois, effective as of the first business day of the year.

(2) The figures for bonuses reflect the awards of executive bonuses for the relevant fiscal years under the Company's Executive Bonus Plan. The executive bonuses are payable in February following the fiscal year for which they are earned, subject generally to a participant's continued employment with the Company at the time of payment.

(3) The figures in this column reflect cash profit-sharing payments, interest on vested LTIP benefits, interest on deferred compensation and relocation expenses. In the 1999, 1998, and 1997 fiscal years, the Company made the following payments under the Cash Profit-Sharing Plan: Mr. Michaels - $12,782; $9,848; $10,632; Mr. Stuebe - $12,782; $9,848; $10,632; Mr. Johnson - $11,804;
  $-0-; $-0-; Mr. Miller - $11,156; $9,848; $10,632; and Mr. Strohl - $11,409;
  9,821; $10,493. The Company's Cash Profit-Sharing Plan is generally applicable to all members after completing one year of service.

  Cash profit-sharing is earned on a non-fiscal year cycle. Interest payments to Mr. Michaels for LTIP benefits vested in fiscal years 1999 and 1997 were $3,459 and $6,204, respectively; interest payments to Mr. Stuebe for an LTIP benefit vested in fiscal year 1999 were $1,729; and interest payments to Mr. Miller for LTIP benefits vested in fiscal years 1999 and 1997 were $865 and $4,616, respectively. In fiscal years 1999 and 1998, interest payments on deferred compensation paid to Mr. Miller were $20,771 and $14,948, respectively. The Company made a taxable relocation expense reimbursement of $26,548 in the 1998 fiscal year for Mr. Johnson.

(4) The amounts shown in this column are based upon the closing price of the Company's unrestricted Common Stock on February 11, 1998, the date the restricted stock was granted. These shares were a one-time grant to make up a short fall in retirement benefits due to the absence of an ERISA Supplemental Retirement Plan at the Company prior to 1995. As of the end of fiscal 1999, Mr. Michaels held an aggregate of 24,922 shares of restricted stock valued at $546,726; and Mr. Miller held an aggregate of 528 shares of restricted stock valued at $11,583. These restricted shares cannot be sold or otherwise transferred while the participant is employed by the Company. Dividends are paid on the restricted stock reported in this column.

(5) These numbers represent options for shares of the Common Stock of the Company granted pursuant to the Company's Restated Stock-Based Compensation Plan.

(6) These benefits vested in the designated fiscal periods. The 1997 LTIP benefit for Mr. Michaels represents cumulative appreciation over a five-year period starting January 1, 1993 on 300,000 units of permanent capital of HON INDUSTRIES Inc. and, at the discretion of the Board of Directors, was paid in full in fiscal 1998. The appreciation consisted of $62,880 in 1993, $84,442 in 1994, $73,495 in 1995, $113,746 in 1996 and $130,720 in 1997. The 1999 LTIP
  benefits for Mr. Michaels, Mr. Stuebe, and Mr. Miller represent cumulative appreciation over a five-year period starting January 1, 1995 on 200,000, 100,000, and 50,000 units, respectively, of permanent capital of HON INDUSTRIES Inc. and, at the discretion of the Board of Directors, have been wholly paid or deferred in fiscal 2000. The appreciation for Mr. Michaels consisted of $32,860 in 1995, $50,857 in 1996, $58,446 in 1997, $62,308 in
  1998, and $55,008 in 1999. The appreciation for Mr. Stuebe consisted of $16,430 in 1995, $25,428 in 1996, $29,223 in 1997, $31,154 in 1998 and $27,504
  in 1999. The appreciation for Mr. Miller consisted of $8,215 in 1995, $12,714 in 1996, $14,611 in 1997, $15,577 in 1998 and $13,752 in 1999. See discussion of Executive Long-Term Incentive Compensation Plan in the "Report of the Human Resources and Compensation Committee of the Board of Directors of the Company on Executive Compensation."

(7) Included are Company contributions to the HON Members Company Ownership Plan and the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan, as well as the dollar value of Company-paid life insurance under the HON INDUSTRIES Inc. Flexible Benefits Plan, all of which are generally applicable to all members. The amounts paid under the HON Members Company Ownership Plan for the 1998 and 1997 fiscal years were as follows: Mr. Michaels - $838; $3,211; Mr. Stuebe - $660; $3,211; Mr. Miller - $458; $3,211; and Mr. Strohl - $436; $3,211.
  Amounts paid under the HON Members Company Ownership Plan in 1998 were lower than in prior years because the shares of Common Stock reserved for issuance under this plan were exhausted prior to the end of the year and the Company determined not to make additional contributions. This plan was merged into the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan and that plan was amended to add substitute benefits. The amounts paid under the HON INDUSTRIES Inc. Profit-Sharing Retirement Plan for the 1999, 1998, and 1997 fiscal years were as follows: Mr. Michaels - $16,010; $15,056; $13,634; Mr. Stuebe - $16,010;
  $15,396; $13,634; Mr. Johnson - $16,010; $-0-; $-0-; Mr. Miller - $16,010;
  $15,781; $13,634; and Mr. Strohl - $16,010; $15,824; $13,634. The dollar value of Company-paid life insurance under the HON INDUSTRIES Inc. Flexible Benefits Plan in the 1999, 1998, and 1997 fiscal years were as follows: Mr. Michaels - $1,184; $1,404; $1,404; Mr. Stuebe - $772; $900; $900; Mr. Johnson - $309;
  $576; $-0-; Mr. Miller - $731; $1,404; $900; and Mr. Strohl - $699; $873;
  $524. This column also includes amounts equal to the value of Company Common Stock paid in respect of the 1999, 1998, and 1997 fiscal years under the Company's ERISA Supplemental Retirement Plan ("ESRP"), as follows:
  Mr. Michaels - $141,074; $185,840; $216,119; Mr. Stuebe - $42,096; $55,595;
  $64,894; Mr. Johnson - $9,751; $-0-; $-0-; Mr. Miller - $11,733; $17,591;
  $21,883; and Mr. Strohl - $10,062; $14,306; $16,382. Under this Plan, certain executives receive certain benefits in the form of Company Common Stock equal in value to benefits they would have received under certain Company ERISA plans and the Company's Cash Profit-Sharing Plan but for a $150,000 earnings cap for years prior to 1997 and a $160,000 earnings cap for 1997, 1998 and 1999. The number of shares of Company Common Stock to be paid is determined by dividing the value of such benefits by the average of the closing prices of a share of the

  Company's Common Stock for each trading day of the last calendar quarter of the most recent calendar year immediately preceding the date of payment, with cash payable in lieu of any fractional share. The amount included in this column as compensation under the ESRP is equal to the closing price of the shares on the date they are paid. The shares for 1999 were paid on March 1, 2000. The Common Stock is issued under the Company's Restated Stock-Based Compensation Plan, and may not be transferred while the recipient remains employed by the Company.

(8) Mr. Johnson was employed by the Company commencing on September 8, 1997.

STOCK OPTIONS

The following table contains information concerning the grant of stock options under the Company's Restated Stock-Based Compensation Plan to the Named Executive Officers for the year ended January 1, 2000, all of which are reflected in the Company's Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                       ---------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                        PERCENT OF                                         AT ASSUMED ANNUAL RATES
                                          TOTAL                                                OF STOCK PRICE
                         NUMBER OF       OPTIONS/                                               APPRECIATION
                        SECURITIES         SARS                                              FOR OPTION TERM(3)
                        UNDERLYING      GRANTED TO    EXERCISE OR                        ---------------------------
                        OPTION/SARS    EMPLOYEES IN    BASE PRICE                             5%            10%
        NAME           GRANTED(1)(#)   FISCAL YEAR    ($/SHARE)(2)    EXPIRATION DATE        ($)            ($)
        ----           -------------   ------------   ------------   -----------------   ------------   ------------
Jack D. Michaels           75,000          27.9%         $23.47      February 10, 2009    1,107,012      2,805,385
David C. Stuebe            30,000          11.2%          23.47      February 10, 2009      442,805      1,122,154
James I. Johnson           15,000           5.6%          23.47      February 10, 2009      221,402        561,077
Thomas K. Miller           11,250           4.2%          23.47      February 10, 2009      166,052        420,808
David W. Strohl            15,000           5.6%          23.47      February 10, 2009      221,402        561,077

------------------------

(1) The options were granted pursuant to the Company's Restated Stock-Based Compensation Plan, which was approved by the Shareholders. All options granted under the Restated Stock-Based Compensation Plan in 1999 are non-qualified stock options. No stock appreciation rights were granted under the Restated Stock-Based Compensation Plan in 1999.

(2) The average of the high and low transaction prices of a share of Common Stock on February 10, 1999, the date of grant, was $23.47 per share. The exercise price may be paid (a) in cash, or (b) in shares of Common Stock valued at fair market value on the date of delivery, or (c) by authorizing the Company to withhold shares of Common Stock which would otherwise be delivered upon exercise of the option, having a fair market value equal to the purchase price payable by reason of the exercise, or by a combination of (a), (b) or
  (c). The options become exercisable at the end of four years after the grant date. Upon a change in control (as defined in the Restated Stock-Based Compensation Plan), all options then outstanding become immediately exercisable in full and remain exercisable for the remaining term of the option. Those participants who terminate employment due to disability may exercise options, which are vested as of the date of disability until the earlier of the expiration date of the option or the first anniversary of the date of disability. The representative of participants whose employment is terminated due to death may exercise options, which are vested as of the date of death until the earlier of the expiration date of the option or the first anniversary of the date of death. Those participants who terminate employment due to retirement may exercise options which are vested as of the date of retirement until the earlier of the expiration of the option, or, the third anniversary of the date of retirement. Those participants who terminate employment for any other reason (except termination "for cause" in which case no additional exercise period is provided) may exercise options which are vested as the date of termination until the earlier of the expiration of the option or the end of the 30th day following the date of termination. Except as set forth above, all options terminate upon termination of employment.

(3) Calculated on option terms of ten years beginning February 10, 1999, through February 10, 2009, with annual compounding. The dollar amounts under these columns are the result of calculations at the 5 percent and 10 percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation of the Common Stock of the Company. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula, which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options and the unexercised options held as of January 1, 2000. None of the Named Executive Officers exercised any stock options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                     NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                    UNDERLYING UNEXERCISED                   IN-THE-MONEY
                                         OPTIONS/SARS                   OPTIONS/SARS AT FISCAL
                                   AT FISCAL YEAR-END(1) (#)                YEAR-END(2) ($)
                                  ---------------------------         ---------------------------
NAME                              EXERCISABLE   UNEXERCISABLE         EXERCISABLE   UNEXERCISABLE
----                              -----------   -------------         -----------   -------------
Jack D. Michaels                      -0-          120,000                N/A            N/A
David C. Stuebe                       -0-           45,000                N/A            N/A
James I. Johnson                      -0-           23,000                N/A            N/A
Thomas K. Miller                      -0-           18,250                N/A            N/A
David W. Strohl                       -0-           22,000                N/A            N/A

------------------------

(1) The number of unexercised options includes non-qualified stock options granted under the Company's Restated Stock-Based Compensation Plan. No SARs were issued or outstanding as of January 1, 2000 under the Restated Stock-Based Compensation Plan.

(2) As of January 1, 2000, the per share exercise price of the unexercised options outstanding exceeded fair market value of a share of the underlying Common Stock represented by the option.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING PERFORMANCE GRAPH AND THE REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY ON EXECUTIVE COMPENSATION SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                               PERFORMANCE GRAPH
             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
           S & P 500 INDEX, HISTORIC OFFICE FURNITURE INDUSTRY GROUP,
                OFFICE FURNITURE INDUSTRY GROUP, AND THE COMPANY


                                  TOTAL RETURN
                     STOCK PRICE PLUS REINVESTED DIVIDENDS



                                                         1994       1995       1996       1997       1998       1999
                                                       --------   --------   --------   --------   --------   --------
HON INDUSTRIES.......................................  $100.00    $ 95.16    $135.13    $241.26    $204.18    $214.95
S & P 500............................................  $100.00    $137.44    $168.90    $225.17    $289.43    $350.23
Historic OFIG*.......................................  $100.00    $107.56    $164.69    $250.58    $259.89    $256.16
OFIG**...............................................  $100.00    $109.04    $199.18    $306.24    $232.76    $205.11


* The Historic Office Furniture Industry Group is a composite peer index constructed by the Company and weighted by market capitalization, which includes the following companies, but from which the Company has been excluded: Herman Miller, Inc.; Kimball International, Inc.; La-Z-Boy Inc.; Shelby Williams Industries, Inc. and TAB Products Company. On June 15, 1999, Shelby Williams Industries, Inc. was acquired by Falcon Products Inc., and is no longer separately reported and returns for the Office Furniture Industry Group do not include Shelby Williams Industries Inc. after this date.

** This year the Company is revising its Office Furniture Industry Group. The revised Office Furniture Industry Group is a composite peer index constructed by the Company and weighted by market capitalization, which includes the following companies, but from which the Company has been excluded: Herman Miller, Inc.; Kimball International, Inc.; Teknion Corporation and Steelcase Inc. The Company has removed Shelby Williams Industries, Inc. from the revised Office Furniture Industry Group due to its acquisition by Falcon Products Inc. The Company has replaced TAB Products Company and La-Z-Boy Inc. with Teknion Corporation and Steelcase Inc. because the Company believes the businesses of both

Teknion Corporation and Steelcase Inc. are more closely aligned to the business of the Company. Teknion Corporation could not previously be included because information was not available prior to its Initial Public Offering on July 17, 1998, and returns for the revised Office Furniture Industry Group do not include Teknion Corporation prior to the third quarter of 1998. Steelcase Inc. could not previously be included because information was not available prior to its Initial Public Offering on February 18, 1998, and returns for the revised Office Furniture Industry Group do not include Steelcase Inc. prior to the second quarter of 1998.

The Total Return assumes $100.00 invested in the Company's Common Stock on January 1, 1994 and in each of the S & P 500 Index, the Historic Office Furniture Industry Group Stocks, and the Office Furniture Industry Group Stocks on December 31, 1993. It includes reinvestment of dividends and is based on the closing stock price on the last trading day of the Company's fiscal quarter. The Company has reported quarterly data (instead of annual data as reported in the past) because the Company believes quarterly data more precisely captures the total return on investment. On June 15, 1999, Shelby Williams Industries, Inc. was acquired by Falcon Products Inc., and returns for the Historic Office Furniture Industry Group do not include Shelby Williams Industries, Inc. after this date. Information for Teknion Corporation is not available prior to its Initial Public Offering on July 17, 1998, and returns for the Office Furniture Industry Group do not include Teknion Corporation prior to the third quarter of 1998. Information for Steelcase Inc. is not available prior to its Initial Public Offering on February 18, 1998, and returns for the Office Furniture Industry Group do not include Steelcase Inc. prior to the second quarter of 1998.

The comparative performance of the Company's Common Stock against the indexes as depicted in this graph is dependent on the price of stock at a particular measurement point in time. Since individual stocks are more volatile than broader stock indexes, the perceived comparative performance of the Company's Common Stock may vary based on the strength or weakness of the stock price at the new measurement point used in each future proxy statement graph. For this reason, the Company does not believe that this graph should be considered as the sole indicator of Company performance.

            REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
                    OF THE BOARD OF DIRECTORS OF THE COMPANY
                           ON EXECUTIVE COMPENSATION

OVERALL POLICY. The Company's executive compensation program is designed to be linked to Company performance. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie executive compensation to the Company's success in meeting its business goals and objectives.

The executive compensation strategy is designed to: (i) ensure the total program will be able to attract, motivate, and retain executives of the highest quality;
(ii) relate total compensation to individual executive performance and the performance of the business unit he or she manages; and (iii) provide incentives for high levels of performance.

The Company also believes executive compensation should be subject to independent review. All matters pertaining to executive compensation are submitted to the non-employee Directors of the Board for approval following review and recommendation by the Human Resources and Compensation Committee (the "Committee"). The Committee is comprised of three non-employee Directors and met five times during fiscal 1999.

Operating within the framework of a statement of duties and responsibilities established by the Board of Directors, the Committee's role is to assure the
Company's: (1) compensation strategy is aligned with the long-term interest of the shareholders; (2) compensation structure is fair and reasonable; and
(3) compensation reflects both Company and individual performance. In discharging its responsibilities, the Committee utilizes broad-based, comparative compensation surveys of the manufacturing industry developed by independent professional organizations.

In 1993, changes were made to the federal corporate income tax law that limit the ability of public companies to deduct compensation in excess of $1 million paid annually to each of the chief executive officer and the other four most highly compensated executive officers. There are exemptions from this limit, including exemptions for compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company's shareholders.

EXECUTIVE COMPENSATION PROGRAM. The Company's executive compensation program consists of the following components:

BASE SALARY. Base salaries are initially determined by evaluating the duties and level of responsibilities of a position, the experience of a candidate, his or her prior compensation, and compensation for positions having similar scope and accountability within the Company and comparable companies. In general, the Company uses as a guide the middle range of base compensation in surveys of the manufacturing industry. While some of the companies in the peer group chosen for comparison of shareholder returns in the Performance Graph on page 13 may be included in the surveys considered by the Committee in setting executives' salaries, there is no set peer group against which those salaries are measured. Instead, the Company reviews broader-based data for the manufacturing industry and, when available, industry specific data relative to a particular position. Salary reviews are conducted periodically for executive officers by considering an executive's performance, changes in his or her responsibilities, and by reference to salary surveys for comparably situated executives with companies of similar size in the manufacturing industry. Each executive's performance and compensation is reviewed at least annually. However, an executive may receive a merit increase in base salary more often than annually if the executive's base salary is well below the middle range of survey data for that executive's position; in the event of a promotion or significant increase in job responsibilities; or as a result of superior performance. Alternatively, if an executive has reached his or her maximum performance potential, or his or her base salary reaches a level that is well over the middle of the range of survey data, merit increases to base salary may occur less frequently than on an annual basis.

EXECUTIVE BONUS PLAN. For fiscal 1999, there were 80 participants in the Company's Executive Bonus Plan, as amended ("Bonus Plan"). The purpose of the annual incentive bonus program is to motivate and reward executive management so that they consistently achieve specific financial and non-financial objectives. These objectives include, for example, achievement of annual profitability and return on asset goals by operating units and meeting personal achievement objectives established for each participant based upon the participant's position and responsibilities. A target bonus level, stated as a percent of annual base salary, is established for each participant and approved by the Committee and the Board. The Bonus Plan objectives are reviewed and approved annually by the Chairman, President and Chief Executive Officer and the Vice President, Member and Community Relations, and are then approved by the Committee and the Board. Bonuses are normally awarded annually based upon achievement of Bonus Plan objectives measured over the Company's fiscal year. The bonus awards for each fiscal year for participants are approved by the Committee and the Board of Directors.

In order to earn and receive payment, the participant must be employed with the Company through the date of payment. Bonuses are awarded and paid in cash. In lieu of cash payments, participants may elect to take shares of the Company's Common Stock pursuant to the terms of the Restated Stock-Based Compensation Plan. The Bonus Plan provides that any award will be paid by March 1 of the next succeeding year.

An amendment to the Bonus Plan, which would (a) permit certain awards granted under the Bonus Plan to be exempt from the $1 million deduction limit set forth in Section 162(m) of the Internal Revenue Code, and (b) permit the Committee to require payment of any bonus award (or a portion) in the form of Bonus Stock issued under (and as defined in) the Restated Stock-Based Compensation Plan, is being submitted to the Company's shareholders at the Annual Meeting. See "Proposal No. 2."

EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN. There are currently 7 participants in the Company's Executive Long-Term Incentive Compensation Plan ("LTIP"), including operating company presidents and certain key corporate officers. Its purpose is to focus the attention of senior executives on the long-term financial performance of the Company and to strengthen the ability of the Company to attract, motivate and retain senior executives of high caliber.

Awards made under the LTIP are in the form of rights to the appreciation, over a five-year period (unless otherwise designated by the Board of Directors), in the value of units of permanent capital of the Company and/or one of its operating companies. Appreciation is measured on a net cumulative basis over the award period. Under the LTIP, permanent capital may be defined by the Board of Directors and generally means total assets less current liabilities (excluding current portions of long-term debt and capital lease obligations). Appreciation is defined as after-tax net income exclusive of non-operating items such as gains and losses from sales of assets and sales, transfers, or redemption of permanent capital, and certain other extraordinary and non-operating items. Each unit of permanent capital is equal to one dollar. The size of an award is dependent upon the impact the participant has on the long-term realization of Company or business unit, or both, sales and profits. Maximum amounts are not specified, but are dependent upon the net cumulative appreciation or net growth in the permanent capital of the relevant business unit during the period, which is itself based on such business unit's financial and business performance and is governed by such practical limitations as the size of the market, the rigors of competition and the business unit's manufacturing capacity. The ultimate value of an award payment, which is equal to the net cumulative appreciation, if any, on units of permanent capital, is dependent on the financial performance of the Company or the applicable business unit, or both.

Rights to award payments become vested, unless participant's employment has been terminated previously, at the end of the award period or on death, disability, retirement at age 62 or change in corporate control. Award payments are made in cash in three equal installments over three fiscal years unless the Board of Directors approves a different payment schedule. In lieu of payments, participants may elect to receive shares of the Company's Common Stock pursuant to the terms of the Restated Stock-Based Compensation Plan.

In 1999, an LTIP award was made to one participant. That participant is not an executive officer.

RESTATED STOCK-BASED COMPENSATION PLAN. The Restated Stock-Based Compensation Plan authorizes, among other things, the grant of stock options and SARs to participants, including the Company's executives. The grant of stock options and SARs is intended to further the growth, development, and financial success of the Company by providing additional incentives to key employees and assist them to become owners of capital stock of the Company and thus to benefit directly from its growth, development and financial success. Stock option grants will also enable the Company to attract and retain the services of executives considered essential to the long-range success of the Company by providing them with a competitive compensation package and an opportunity to become owners of capital stock of the Company.

As of the fiscal year ended 1999, there were 17 participants in the Restated Stock-Based Compensation Plan, of which 16 received stock option awards in 1999. Awards were based on market survey data on long-term incentive compensation for executives in similar positions and individual performance of each participant. The Company's policy is that participants receiving grants under the Restated Stock-Based Compensation Plan do not receive awards under the LTIP in the same year. Stock option grants are generally made to those individuals who have the ability through their leadership, strategic planning and actions to impact the long-term performance of the Company and, consequently, its stock price.

EXECUTIVE STOCK OWNERSHIP POLICY. The Company has adopted an Executive Stock Ownership Policy based upon the belief that key executives who can impact shareholder value through their achievements should own significant amounts of the Company Common Stock. Under this Policy, guidelines are provided for participants to acquire and hold a recommended amount of Common Stock of the Company based on their position, responsibilities, length of service and compensation level. Such Common Stock ownership will align the interests of key executives with shareholder interests and provide a personal benefit for the success of the Company. The exercise of vested stock options provides one of several means by which key executives can satisfy this Policy.

CHIEF EXECUTIVE OFFICER COMPENSATION. In determining Jack D. Michaels' compensation, the Committee considers, in a manner consistent with the base salary guidelines applied to executive officers of the Company as described above, the Company's success in implementing strategies for long-term growth and profitability and in meeting its performance goals in the areas of revenue, profitability, return on equity, growth, financial soundness, member relations and corporate citizenship, as well as the assessment of the Committee and the Board of Directors of Mr. Michaels' individual performance. The Committee also considers the compensation levels of chief executive officers as shown by reputable independent surveys for organizations of equivalent size in the manufacturing industry. Overall, profitable sales growth, return on equity and achievement of long-term initiatives related to strategic business objectives are the primary measures of the Chief Executive Officer's performance.

In November 1999, Mr. Michaels' base salary was increased from $518,000 to $575,000. The Committee reviewed survey data for comparable positions within the manufacturing industry and considered recommendations from Towers Perrin, an independent professional compensation expert, as part of an overall executive competitive compensation assessment performed in 1999 at the direction of the Committee.

In the 1999 fiscal year, the Company's net sales increased to $1.79 billion, compared to $1.69 billion in 1998, while the Business and Institutional Furniture Manufacturers Association reported that overall office furniture industry sales decreased slightly in 1999 compared to 1998. Net income and earnings per share were $99.9 million and $1.64 per share, respectively, compared to $106.3 million and $1.72 per share in 1998. The Company's return on average shareholders' equity was 20.7 percent in fiscal 1999. The 1999 net income, earnings per share, and return on equity amounts are prior to a one-time charge for closing three plants in the first quarter of 1999.

Under the Bonus Plan, Mr. Michaels received an award of $483,834 in respect of fiscal 1999 compared to an award of $490,442 for fiscal 1998. This award reflected the Committee's judgment regarding the level of achievement by Mr. Michaels of the financial and personal goals established for him by the Board for 1999. It further reflected the successful attainment of other strategically important objectives and Mr. Michaels' leadership in positioning the Company for profitable growth in the future.

Mr. Michaels received a grant of 75,000 stock options in fiscal year 1999. Mr. Michaels did not receive an award in fiscal year 1999 under the LTIP.

HUMAN RESOURCES AND
COMPENSATION COMMITTEE
Lorne R. Waxlax, Chairperson
Robert W. Cox
Richard H. Stanley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 1999, the Human Resources and Compensation Committee was comprised of Messrs. Waxlax and Stanley and, for part of the year, Messrs. Cox and Hillenbrand, none of whom is a current or former officer of the Company. There are no interlocking board memberships between officers of the Company and any member of the Committee.

PROPOSAL NO. 2 - ADOPTION OF THE FIRST AMENDMENT TO THE HON INDUSTRIES INC. EXECUTIVE BONUS PLAN

Section 162(m) of the Internal Revenue Code, as amended (the "Code") disallows a publicly held corporation's deduction for compensation in excess of $1 million (per taxable year) paid to the corporation's five most highly compensated executives unless certain exceptions are satisfied. One of these exceptions allows for the deduction of compensation in excess of $1 million where a number of criteria are satisfied. These include (i) payment only on satisfaction of one or more pre-established, non-discretionary, objective, performance goals;
(ii) awards being granted at the discretion of a compensation committee comprised of two or more "outside directors"; (iii) shareholder approval after disclosure of material terms; and (iv) payment of awards only after certification by the compensation committee that material terms were satisfied.

The Board of Directors has unanimously approved and adopted, subject to the approval of the Company's shareholders at the Annual Meeting, the First Amendment (the "First Amendment") to the HON INDUSTRIES Inc. Executive Bonus Plan (the "Bonus Plan"). The First Amendment is intended to amend the Bonus Plan to permit certain awards granted under the Bonus Plan to be exempt from the $1 million deduction limit set forth in Section 162(m) of the Code.

Under the Bonus Plan, prior to its amendment by the First Amendment, none of the awards granted thereunder qualify as performance-based compensation under
Section 162(m) of the Code, because the Bonus Plan was not approved by shareholders. The Board of Directors has decided to seek shareholder approval for the First Amendment so that compensation granted to certain participants pursuant to the Bonus Plan can qualify for tax deductibility under Section 162(m). Shareholder approval of the Bonus Plan, as amended by the First Amendment, will not otherwise alter the Executive Compensation Philosophy and Practices set by the Human Resources and Compensation Committee of the Board of Directors, which is further described within these proxy materials in the section titled "Report of the Human Resources and Compensation Committee of the Board of Directors of the Company."

The Bonus Plan, as amended by the First Amendment, would continue to provide for awards that do not qualify for the exemption under Code Section 162(m) with respect to Qualifying Participants (as defined below), as well as with respect to current Plan participants who are not Qualifying Participants. However, the Bonus Plan would also permit issuance of awards that would be exempt under
Section 162(m) with respect to the Chief Executive Officer of the Company and with respect to certain other Plan participants who may be designated from time to time by the Board (each a "Qualifying Participant"). This is accomplished by the First Amendment's introduction into the Bonus Plan of an exclusive list of performance criteria that may be used as award factors with respect to each Qualifying Participant, the attainment of which determines whether and to what degree an award under the Bonus Plan will be granted. These performance criteria will be measured in terms of a number of pre-established, enumerated objectives, which may be corporation-wide objectives, objectives related to the business unit within the Company or the subsidiary of the Company by which the Qualifying Participant is employed, or objectives related to the individual performance of the Qualifying Participant. The Committee, in its discretion, may modify such performance criteria as the Committee deems appropriate; provided, however, that no modification may be made if the effect would be to cause an award made to a Qualifying Participant to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.

The First Amendment also amends the Bonus Plan to establish an absolute ceiling of $2 million that a Qualifying Participant may receive as an annual bonus award under the Bonus Plan based on the performance criteria intended to satisfy the requirements of Code Section 162(m).

The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy is required for approval of the First Amendment. The following summary of the principal provisions of the Bonus Plan, as amended by the First Amendment, is not intended to be exhaustive and is qualified in its entirety by the terms of the Bonus Plan and the First Amendment, copies of which are set forth as Exhibits A and B to this Proxy Statement. Capitalized terms not otherwise defined herein shall have the same meanings as defined in the First Amendment. Except as otherwise provided in the First Amendment, the provisions of the Bonus Plan shall remain in full force and effect.

PRINCIPAL PURPOSE OF THE FIRST AMENDMENT

The principal purpose of the First Amendment is to provide Qualifying Participants with a meaningful annual incentive opportunity geared to the achievement of specific corporate, operating group or individual performance goals, while satisfying the requirements for performance-based compensation under Code Section 162(m).

ELIGIBILITY

The Chief Executive Officer and certain other executives of the Company and of selected subsidiaries of the Company who may be designated from time to time by the Board of Directors qualify as Qualifying Participants. For 2000, the Chief Executive Officer is the only Qualifying Participant under the Bonus Plan.

ADMINISTRATION AND AMENDMENTS

The Bonus Plan will continue to be administered by the Human Resources and Compensation Committee of the Board of Directors or another committee appointed by the Board to administer the Bonus Plan (the "Committee"). The Committee will consist of at least three persons who are "non-employee directors" within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities and Exchange Act of 1934 and "outside directors" within the meaning of Code Section 162(m). The Committee will administer the Bonus Plan in accordance with rules that it may establish from time to time consistent with the terms of the Bonus Plan, as amended by the First Amendment. The determination of the Committee as to any disputed question arising under the Bonus Plan is binding. Awards to Qualifying Participants under the Bonus Plan, as amended by the First Amendment, are intended to qualify as performance-based compensation under Section 162(m) of the Code, and the Bonus Plan is to be construed, applied and administered by the Committee accordingly. Except in certain instances involving a Change in Control (as described below), the Board may terminate or amend the Bonus Plan at any time, but the Board must obtain the approval of the Company's shareholders for any amendment that would otherwise cause Awards to Qualifying Participants under the Bonus Plan to fail to qualify as an exemption from Section 162(m) of the Code.

AWARDS TO QUALIFYING PARTICIPANTS UNDER THE BONUS PLAN

There are two types of awards that may be granted to Qualifying Participants under the Bonus Plan, as amended by the First Amendment: awards based on personal objective achievement factors that are based on performance goals and objectives for individual Qualifying Participants ("Personal Objective Achievement Awards") and awards based on profit achievement factors that are based on performance goals and objectives for the Company as a whole or for any of its business units ("Profit Achievement Awards" and, together with the Personal Objective Achievement Awards, "Awards"). The Board may grant Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code ("Qualifying Awards") to Qualifying Participants or Awards not intended to so qualify ("Non-Qualifying Awards") to both Qualifying Participants and participants other than Qualifying Participants.

PERSONAL OBJECTIVE ACHIEVEMENT AWARDS. Not later than 90 days after the beginning of each fiscal year of the Company, the Committee will establish in writing the personal objective achievement factors for each Qualifying Participant. The personal objective achievement factors are designed to measure a participant's management effectiveness for the applicable fiscal year. Qualifying personal objective achievement factors include results of customer satisfaction surveys, employee turnover, safety record, management of acquisitions, increased inventory turns, product development and liability, research and development integration, proprietary protections, legal effectiveness, handling federal securities law or environmental issues, manufacturing efficiencies, distribution efficiencies, member productivity, system review and improvement, service reliability, and cost management.

PROFIT ACHIEVEMENT AWARDS. Not later than 90 days after the beginning of each fiscal year, the Committee will establish in writing the profit achievement factors for each Qualifying Participant. Profit achievement factors are designed to measure business performance for the applicable fiscal year. Qualifying profit achievement factors include operating expense ratios, total stockholder return, return on sales, operating income, operating profit, return on equity, return of capital, return on assets, return on investment, net income, operating income, earnings per share, improved asset management, improved gross margins, generation of free cash, revenues, market share, stock price, cash flow, retained earnings, aggregate product price and other product price measures.

The maximum individual Awards payable to any Qualifying Participant is $2 million for any fiscal year.

ADJUSTMENTS TO AWARD FACTORS. Neither the factors upon which Qualifying Personal Objective Achievement Awards or Qualifying Profit Achievement Awards are based nor the amounts payable upon attainment of those factors may be adjusted after they have been established for any fiscal year by the Committee if the proposed adjustment would cause the corresponding Awards to fail to satisfy the requirements for the qualified performance-based compensation exception to Section 162(m) of the Code. The Committee may adjust any other personal objective achievement or profit achievement factor, provided that no adjustment may be based upon the failure, or the expected failure of a participant, the Company or a business unit of the Company, to attain or exceed a personal objective achievement or profit achievement factor.

PAYMENT OF AWARDS. Unless a participant elects to receive an Award in the form of shares of Common Stock (described below), each Award is payable to the participant in cash and is based upon the degree of achievement of the applicable personal objective achievement and profit achievement factors during the applicable fiscal year.

Each award granted under the Company's current Bonus Plan and each Award granted under the Bonus Plan, as amended by the First Amendment, for a specified fiscal year shall be paid by the last day of the Company's February fiscal month following the end of the Company's fiscal year for which the Award was made, provided, that the participant's employment with the Company or a subsidiary has not been terminated for a reason that would cause the Participant's Award to be forfeited.

BONUS STOCK. The Bonus Plan, as amended by the First Amendment, provides that the Committee may approve the payment of any bonus award (or portion thereof) for a fiscal year in the form of shares of Company Common Stock ("Bonus Stock") issued pursuant to the Company's existing Restated Stock-Based Compensation Plan. Such payment in the form of Bonus Stock may be made, with the Committee's approval, at the participant's request in the amount indicated by the participant. Additionally, the Committee may require up to 50% of any such bonus award to be paid in the form of Bonus Stock in the event that the Committee determines, in its sole discretion, that the participant's respective stock ownership level under the Company's existing Executive Stock Ownership Policy does not reflect appropriate progress toward such participant's five-year goal thereunder. The number of shares of Bonus Stock to be paid to the participant will be determined by dividing the cash amount to be paid by the average closing prices of a share of the Company's Common Stock for the 20 trading days immediately preceding the date of such payment, with cash paid in lieu of any fractional share. All income tax and other employment tax withholding shall be made pursuant to the terms of the Restated Stock-Based Compensation Plan.

EFFECT OF TERMINATION OF EMPLOYMENT

If a participant's employment with the Company or one of its subsidiaries is terminated during a fiscal year by reason of death, disability or Retirement, the participant (or the participant's estate) will receive a Personal Objective Achievement or Profit Achievement Award that is prorated for the portion of the fiscal year that the participant was employed by the Company.

If a participant's employment is terminated for any reason other than death, disability or Retirement, the participant's rights to any Personal Objective Achievement or Profit Achievement Award for that fiscal year will be forfeited. The Committee may, however, in its discretion, decide to pay the participant a prorated Personal Objective Achievement or Profit Achievement Award for the portion of the fiscal year that the participant was employed by the Company, unless the participant was terminated for cause as determined by the Committee.

TERMINATION OF PARTICIPATION

The Committee may not at any time on or after the date of a Change in Control (as defined in the Bonus Plan) terminate or adjust any participant's participation with respect to the current fiscal year.

EFFECT OF CHANGE IN CONTROL

In the event of a Change in Control, the maximum Personal Objective Achievement or Profit Achievement Awards for the fiscal year then in progress, prorated for the number of days in the fiscal year that have elapsed as of the date of the Change in Control, will be paid immediately in cash and participants will not be able to elect to receive their Awards in the form of Bonus Stock. Any adjustment or termination of a participant's participation in the Bonus Plan that occurs at any time on or after the 90th day preceding a Change in Control shall be of no effect. A definition of "Change in Control" has been specifically included in the Bonus Plan and can be found in the full text of the Bonus Plan attached hereto as Exhibit A.

TRANSFER RESTRICTIONS

Except as otherwise determined by the Committee, no right or interest of any participant in the Bonus Plan may be assigned or transferred except by will or the laws of descent and distribution, nor may any such right or interest be subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy.

EFFECTIVE DATE

The Bonus Plan, as amended by the First Amendment, became effective as of January 1, 2000, but if the First Amendment is not approved by the Company's shareholders at the Annual Meeting, no Qualifying Awards will be paid under the Bonus Plan to any Qualifying Participant.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Bonus Plan, as amended by the First Amendment, based on federal income tax laws in effect on January 1, 2000. This summary is not intended to be complete and does not describe state or local tax consequences.

TAX CONSEQUENCES TO PARTICIPANTS

CASH AWARDS. A participant receiving Awards in the form of cash will recognize taxable income upon the grant of such cash in the amount delivered by the Company.

BONUS STOCK. A participant receiving Awards in the form of Bonus Stock will recognize taxable income upon the grant of such shares in an amount equal to the fair market value of such shares delivered by the Company. Upon disposition of such shares, any appreciation (or depreciation) in the value of the shares after the date of grant will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

TAX CONSEQUENCES TO THE COMPANY OR A SUBSIDIARY

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. Under the Bonus Plan, as amended by the First Amendment, Qualifying Awards (both Personal Objective Achievement and Profit Achievement) are intended to qualify as performance-based compensation under Section 162(m) of the Code.

BONUS PLAN BENEFITS

Because future Awards are subject to the discretion of the Committee, it is not possible to determine all amounts that may be awarded in the future under the Bonus Plan, as amended by the First Amendment. However, the following chart illustrates the amount and type of Non-Qualifying Awards that have been granted under the Bonus Plan for the 1999 fiscal year and illustrates the amount and type of Awards that would be made under the Bonus Plan, as amended by the First Amendment, for 2000 assuming 100% attainment of all personal objective achievement and targeted profit achievement factors.

                              BONUS PLAN BENEFITS


                                                                                          NUMBER OF
                                                                DOLLAR VALUE ($)          SHARES(1)
                                                              --------------------   -------------------
NAME                                                            1999       2000        1999       2000
----                                                          --------   ---------   --------   --------
Jack D. Michaels, Chairman, President and Chief Executive
  Officer...................................................  483,834      600,000     N/A        N/A

David C. Stuebe, Vice President and Chief Financial
  Officer...................................................  125,083      202,500     N/A        N/A

James I. Johnson, Vice President, General Counsel and
  Secretary.................................................   70,419       97,500     N/A        N/A

Thomas K. Miller, Vice President, International.............   62,029       90,000     N/A        N/A

David W. Strohl, Vice President, Technical Development......   68,450       85,000     N/A        N/A

Executive Group.............................................  896,383    1,230,000     N/A        N/A

Non-Executive Directors.....................................      N/A          N/A     N/A        N/A

Non-Executive Officer Employee Group........................      N/A          N/A     N/A        N/A


------------------------


(1) Participants may request payment of all or a portion of bonus awards in the form of shares of Company Common Stock. See "Proposal No. 2, Awards to Qualifying Participants under the Bonus Plan."


RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO
    APPROVE THE FIRST AMENDMENT TO THE BONUS PLAN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

The Company has entered into change in control employment agreements with corporate officers and certain other key employees. According to the agreements, a change in control occurs when a third person or entity becomes the beneficial owner of 20 percent or more of the Company's Common Stock or more than one-third of the Company's Board of Directors is composed of persons not recommended by at least three-fourths of the incumbent Board of Directors, or upon the occurrence of certain business combinations involving the Company. Upon a change in control, a two-year employment contract between the Company and each such executive becomes effective, and all his or her benefits become vested under Company plans. In addition, the executive becomes entitled to certain benefits if, at any time within two years of the change in control, any of the following occurs: (i) employment is terminated by the Company for any reason other than cause or disability of the executive, or (ii) employment is terminated by the executive for good reason, as such terms are defined in the agreement. In such circumstances, the executive is entitled to receive his or her annual salary through the date of termination, a bonus equal to the average of the executive's annual bonuses for the prior two years prorated based on the length of employment during the year in which termination occurs, and a severance payment equal to two times the sum of (i) the executive's annual base salary and
(ii) the average of the executive's annual bonuses for the prior two years. The executive will also be entitled to a continuation of certain employee benefits for two years, or longer if comparable benefits are not otherwise available to the executive. The executive will be entitled to receive reimbursement for any legal fees and expenses, plus interest thereon, that may be incurred in enforcing or defending his or her employment agreement. All of the executive officers named in the Summary Compensation Table have executed such agreements.

INDEPENDENT AUDITORS

Representatives of Arthur Andersen LLP, the Company's independent auditors, are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

           DEADLINE FOR SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2001 Annual Meeting must be received at the Company's executive offices no later than November 22, 2000, to be included in the proxy statement and proxy form. All shareholder notice of proposals submitted outside the processes of Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, must be received by March 2, 2001 to be considered for presentation at the Annual Meeting of Shareholders in 2001. In addition, any shareholder proposals must comply with the informational requirements contained in the Company's By-laws in order to be presented at the 2001 Annual Meeting.

                                 OTHER MATTERS

The Board of Directors knows of no other matters that will be brought before the Annual Meeting, but, if other matters properly come before the meeting, it is intended that the persons named in the proxy will vote the proxy according to their best judgment.

The entire cost of soliciting proxies for the Annual Meeting is paid by the Company. No solicitation other than by mail is contemplated.

ON WRITTEN REQUEST TO THE UNDERSIGNED AT 414 EAST THIRD STREET, P.O. BOX 1109, MUSCATINE, IA 52761-7109, THE COMPANY WILL PROVIDE, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR.

Information set forth in this proxy statement is as of March 1, 2000, unless otherwise noted.

James I. Johnson
Vice President, General Counsel and Secretary
March 20, 2000

THE ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED JANUARY 1, 2000, WHICH INCLUDES FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY TOGETHER WITH THIS PROXY STATEMENT. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                                                                       EXHIBIT A


                              EXECUTIVE BONUS PLAN
                              HON INDUSTRIES INC.



    1. PURPOSE. The purpose of the Executive Bonus Plan (the "Plan") is to encourage a consistently high standard of excellence and continued employment by officers and selected other executives of the Corporation and any subsidiary, which elects to participate in the Plan (an "electing Subsidiary"). The Plan shall be operated at all times in conformance with applicable government regulations.



    2. PARTICIPANTS. For any fiscal year, each person who is an officer as of the end of such fiscal year of HON INDUSTRIES Inc. (the "Corporation") or any electing Subsidiary, and each other executive of the Corporation or any electing Subsidiary as is selected by the Board of Directors of the Corporation ("Board") as of the end of such fiscal year, shall be eligible to be Participants in the Plan.


    3. PAYMENT. Upon final determination of bonus awards by the Board or, to the extent delegated by the Board for a fiscal year, the Human Resources and Compensation Committee of the Board ("Committee"), the bonus awards shall be paid in full in cash, subject to Section 3(c), as follows:

        a. Any bonus award for a fiscal year ending prior to December 28, 1996, to the extent not already paid to the Participant, shall be paid to the Participant (or, as applicable, the Participant's estate) in a single sum payment not later than March 14, 1997, provided that (A) the Participant is employed by the Corporation or an electing Subsidiary on the date of payment or (B) the Participant's employment with the Corporation and each electing Subsidiary terminated due to death, disability, retirement after age 55 pursuant to established retirement policies of the Corporation (a "Retirement"), or for any other reason (except a termination for cause, as determined by the Committee) after a Change in Control (as defined below).

        b. Effective for each fiscal year ending on or after December 28, 1996, each bonus award for such fiscal year shall be paid not later than the last day of the Corporation's February fiscal month following the end of the Corporation's fiscal year for which the bonus award is made, provided, subject to Section 4, that the Participant is employed by the Corporation or an electing Subsidiary on such date.

        c. At the Participant's request, the Committee may approve payment of all or a portion of any bonus award or a fiscal year under Section 3(a) or 3(b) in the form of shares of Bonus Stock issued pursuant to (and as defined in) the Corporation's Stock-Based Compensation Plan. The number of shares of Bonus Stock to be paid shall be determined by dividing the cash amount of the bonus award under the Plan (or, portion thereof, as elected by the Participant) for a fiscal year by the average closing prices of a share of the Corporation's common stock for the 20 trading days immediately preceding the date of such payment, with cash paid in lieu of any fractional share. All Federal, state and local income tax and other employment tax withholding shall be made pursuant to Section 5.5 of the Stock-Based Compensation Plan.


        d. As used in the Plan, "Change in Control" means (i) the acquisition by any individual, entity or group (within the meaning of Section
    13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either
    (a) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control:
    (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 3(d); or (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
    (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iv) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.



    4. TERMINATION OF EMPLOYMENT. The following provisions shall apply for any fiscal year commencing after December 28, 1996:


        a. If a Participant's employment with the Corporation and each electing Subsidiary is terminated during a fiscal year by reason of death, disability or Retirement, the Participant, or the Participant's estate, shall receive a bonus award for such fiscal year, determined as if the Participant had remained employed for such entire fiscal year, prorated for the number of days during such fiscal year that have elapsed as of the Participant's termination, and subject to the first sentence of Section 4(b).


        b. If a Participant's employment with the Corporation and each electing Subsidiary is terminated during a fiscal year for any reason other than death, disability or Retirement, the Participant's rights to any bonus award for such fiscal year will be forfeited. However, the Committee may, in its discretion, determine to pay a prorated bonus award for the portion of such fiscal year during which the Participant was employed by the Corporation or an electing Subsidiary, except that in no event shall any such prorated bonus award be paid in the event of termination for cause, as determined by the Committee.

    5. CHANGE IN CONTROL. For fiscal years commencing after December 28, 1996, in the event of a Change in Control (as defined above), the maximum bonus award for the fiscal year then in progress, prorated for the number of days in such fiscal year that have elapsed as of the date of the Change in Control, shall be paid immediately in cash, without regard to Section 3(c). Any adjustment or termination of a Participant's participation in the Plan that occurs at any time on or after the 90th day preceding a Change in Control shall be of no effect.



    6. ADMINISTRATION. The Board shall have full power to interpret and administer this Plan from time to time in accordance with the By-laws of the Corporation, except to the extent provided in the Corporation's Stock-Based Compensation Plan or to the extent that the Board may have delegated its powers to the Committee. Decisions of the Board or the Committee shall be final, conclusive and binding upon all parties. The Committee shall consist of two or more "non-employee directors" within the meaning of Rule 16b-3 as promulgated pursuant to Section 16 of the Securities Exchange Act of 1934.


    7. COST. Each electing Subsidiary shall reimburse the Corporation for the amount of such bonus awards, which shall be awarded and paid to Participants for services to such electing Subsidiary, as determined by the Board.


    8. AMOUNT OF INDIVIDUAL BONUS. For fiscal years beginning after December 28, 1996, the bonus award for each fiscal year for any Participant shall be determined by the Board, or, to the extent delegated by the Board for a fiscal year, by the Committee, no later than the first meeting of the Board that occurs during the fiscal year following the year for which the bonus award is made.


    9.  GENERAL PROVISIONS.

        a. The Company shall have the right to deduct any Federal, state or local taxes applicable to payments under the Plan. The Committee may permit Participants to satisfy withholding obligations by electing to have shares of Bonus Stock withheld.

        b. Except as otherwise determined by the Committee, no right or interest of any Participant in this Plan shall be assignable or transferable except by will or the laws of descent and distribution, nor shall any such right or interest, be subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy.

        c. Except as provided in Sections 4 and 5, the Board may terminate or amend the Plan at any time.

                                                                       EXHIBIT B

                             FIRST AMENDMENT TO THE
                              HON INDUSTRIES INC.
                              EXECUTIVE BONUS PLAN

The HON INDUSTRIES Inc. Executive Bonus Plan (the "Plan"), as amended, is hereby further amended, as follows:

    1. Effective January 1, 2000, the first sentence of Section 3(c) of the Plan is hereby amended to read as follows:

The Committee may require payment of any bonus award (or portion thereof) for a fiscal year under Section 3(a) or 3(b) in the form of shares of Bonus Stock issued pursuant to (and as defined in) the Corporation's Stock-Based Compensation Plan (1) at the Participant's request, in the amount indicated by such Participant, subject to the Committee's approval, or (2) in the amount of up to 50% of such bonus award in the event that the Committee determines, in its sole discretion, that the Participant's respective stock ownership level under the Executive Stock Ownership Policy does not reflect appropriate progress toward such Participant's five-year goal thereunder.

    2. Effective January 1, 2000, a new Section 10 is hereby added to the Plan, immediately following Section 9 of the Plan, to read as follows:

    10.  SPECIAL PROVISION FOR QUALIFYING PARTICIPANTS.

        a. This Section 10 shall apply with respect to any bonus award made under the Plan with respect to the Chief Executive Officer of the Corporation and any other Participant designated by the Board from time to time (each a "Qualifying Participant"). Not later than the 90th day after the commencement of the fiscal year for which the bonus award is made, in addition to any other performance criteria established by the Committee, the Committee shall establish in writing Profit Achievement Factors and Personal Objective Achievement Factors (collectively, "Qualifying Factors") for each Qualifying Participant. The maximum bonus award payable to a Qualifying Participant for such fiscal year based on the degree of attainment of such Qualifying Factors shall not exceed $2 million. Subject to Sections 4 and 5, the Committee may adjust any Qualifying Factor that has been established for any fiscal year, provided that no such adjustment shall be permitted if it would cause the Award based on such Qualifying Factor to fail to satisfy the requirements for performance-based compensation under Code Section 162(m). Subject to Sections 4 and 5, the Committee may adjust any other performance criteria established for any fiscal year, provided that no such adjustment may be based upon the failure, or the expected failure, to attain or exceed a Qualifying Factor. In no event shall any bonus award relating to performance criteria other than Qualifying Factors be dependent upon the attainment of, or failure to obtain, a bonus award based on Qualifying Factors.

        b. The administration of all aspects of the Plan applicable to bonus awards relating to Qualifying Factors is intended to comply with the exception from Section 162(m) of the Internal Revenue Code of 1986, as amended, for qualified performance-based compensation and shall be construed, applied and administered accordingly.

        c. For purposes of this Section, (1) "Profit Achievement Factors" shall mean an objective performance goal based on one or more of the following: operating expense ratios, total stockholder return, return on sales, operating income, operating profit, return on equity, return on capital, return on assets, return on investment, net income, operating income, earnings per share, improved asset management, improved gross margins, generation of free cash, revenues, market share, stock price, cash flow, retained earnings, aggregate product price and other product price measures, and (2) "Personal Objective Achievement Factors" shall mean an objective performance goal based on one or more of the following: results of customer satisfaction surveys, results of employee surveys, employee turnover, safety record, management of acquisitions, increased inventory turns, product development and liability, research and development integration, proprietary protections, legal effectiveness, handling Federal securities law or environmental issues, manufacturing efficiencies, distribution efficiencies, member productivity, system review and improvement, service reliability, cost management.

        d. This Section 10 shall become effective as of January 1, 2000, provided, however, that no bonus award relating to Qualifying Factors shall be paid under the Plan to any Qualifying Participant unless, prior to such payment, the provisions of this Section 10 are approved by the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the laws of the State of Iowa.

    3. Except as otherwise set forth herein, the Plan shall remain in full force and effect.

    Executed this    day of      , 2000.

                                         HON INDUSTRIES INC.
                                         By: ___________________________________

                                           Its _________________________________

------------------------------------------------------------------------------

                            HON INDUSTRIES INC.
     COMMON STOCK PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                         OF SHAREHOLDERS ON MAY 1, 2000.

The undersigned acknowledges receipt of a Notice of Annual Meeting and Proxy Statement dated March 20, 2000, and appoints Jack D. Michaels and James I. Johnson, or either of them, with full power of substitution, as the proxies and attorneys of the undersigned, to vote all shares of common stock, par value $1.00 per share, of HON INDUSTRIES Inc. which the undersigned is entitled to vote at the annual meeting of shareholders of HON INDUSTRIES Inc. to be held at Muscatine, Iowa, on May 1, 2000, at 10:30 a.m. and any adjournment thereof. The proxies are directed to vote as checked on the reverse side on the proposed matters or otherwise in their discretion.

The Board of Directors knows of no other matters that may properly be, or that are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting or any adjournment thereof, the proxies will vote on such matters in their discretion.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
------------------------------------------------------------------------------


------------------------------------------------------------------------------
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFICALLY DIRECTED HEREIN. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.

---------------------------------------------------------------------------------------------------------------------------------
                                                                     FOR    WITHHELD      FOR ALL
1.   ELECTION OF DIRECTORS FOR THREE-YEAR TERMS:                     ALL       ALL        EXCEPT VOTE WITHHELD FROM THE
                                                                                               FOLLOWING NOMINEE(S):
     NOMINEES:  GARY M. CHRISTENSEN, ROBERT W. COX,                  / /       / /         / /
                AND LORNE R. WAXLAX.
                                                                                               -----------------------------------
                                                                                                      (NOMINEE EXCEPTION)
2.     ADOPTION OF THE FIRST AMENDMENT TO THE                        FOR     AGAINST    ABSTAIN
        HON INDUSTRIES INC. EXECUTIVE BONUS PLAN.                    / /       / /         / /
---------------------------------------------------------------------------------------------------------------------------------

PLEASE DATE, SIGN, AND MAIL IN ENCLOSED RETURN ENVELOPE.                                    Dated ________________________  ,2000
                                                                    _____________________________________________________________
                                                                    _____________________________________________________________
                                                                    Signature(s) of Shareholder(s)
                                                                    / / Individual  / / Corporation  / / Partnership
                                                                    / / Other ___________________________________________________

                                                                   (Please date this proxy and sign exactly as your name or
                                                                    names appear hereon. If you sign as attorney, executor,
                                                                    administrator, trustee, guardian, custodian, or corporate
                                                                    official, please give your full title in such capacity.)
---------------------------------------------------------------------------------------------------------------------------------
